EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@primeasset.com
Transcontinental Realty Investors, Inc. Reports Third Quarter 2009 Results
DALLAS (November 13, 2009) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, reported a net loss applicable to common shares of ($54.8) million or ($6.76) per diluted earnings per share, for the nine months ended September 30, 2009, as compared to a net income of $45.7 million or $5.66 per diluted earnings per share for the same period ended 2008.
In addition, the Company reported a net loss applicable to common shares of ($11.5) million or ($1.41) per diluted earnings per share, for the three months ended September 30, 2009, as compared to a net loss of ($6.9) million or ($.85) per diluted earnings per share for the same period ended 2008.
Results of operations for the three months ended September 30,2009 as compared to the same period ended 2008
Rental and other property revenues increased by $4.1 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $2.7 million, the commercial portfolio of $1.2 million, and an increase in land and other portfolio of $0.2 million. Within the apartment portfolio, a $2.7 million increase was due to the developed properties being leased up. There appears to be a continued demand for newly developed properties. Within the commercial portfolio, the same property portfolio increased by $0.2 million and the acquired properties increased by $1.0 million.
Depreciation and amortization increased by $2.1 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $1.1 million, and an increase in the commercial portfolio of $1.0 million. Within the apartment portfolio, increases came from the same properties portfolio of $0.2 million and the developed properties increased by $0.9 million. Within the commercial properties, the acquired properties increased by $1.0 million.
Other income decreased by $2.1 million as compared to the prior year period. The decrease is due to disposition of our investment in the Korean REIT in 2009.
Mortgage and loan interest expense increased by $2.4 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $1.0 million and a decrease in the commercial portfolio of $0.2 million, an increase in land portfolio of $1.1 million and an increase in other portfolio of $0.5 million. Within the apartment portfolio the same properties decreased by $0.2 million, which was offset by an increase in the developed properties of $1.2 million. Within the commercial portfolio, the acquired properties decreased by $0.2 million.
The discontinued operations for the three months ended September 30, 2009, consist of the sale of a shopping center and an office building and shopping center held for sale. Discontinued operations for 2008 relates to 26 income producing properties consisting of 18 apartments, three commercial buildings and four hotels that were sold in 2008, and one commercial property sold and an office building and shopping center held for sale. The gain on sale, taxes and net income fee to affiliates that are associated with the properties sold during the period presented are also included in discontinued operations.
Results of operations for the nine months ended September 30, 2009 as compared to the same period ended 2008
Rental and other property revenues increased by $10.8 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $8.3 million, the commercial portfolio of $3.3 million, offset by a decrease in the land portfolio of $1.0 million and an increase in other of $0.2 million. Within the apartment portfolio, a $9.9 million increase was due to the developed properties being leased up which was offset by a $1.6 million decrease in the same property portfolio. There appears to be a continued demand for newly developed properties. Within the commercial portfolio, the acquired properties increased by $2.8 million and same store portfolio increased by $0.5 million.
Property operating expenses decreased by $1.1 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $0.7 million and a decrease in the commercial portfolio of $0.7 million, land portfolio of $1.0 million and other of $0.1 million. Within the apartment portfolio, decreases came from the same properties of $1.9 million and the developed properties increased by $2.6 million. Within the commercial portfolio, the same properties decreased by $0.6 million and the acquired properties decreased by $0.1 million.

Depreciation and amortization increased by $4.9 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $3.1 million, and an increase in the commercial portfolio of $1.8 million. Within the apartment portfolio, same properties increased by $0.4 and the developed properties increased by $2.7 million. Within the commercial properties, the same properties increased by $0.3 million and the acquired properties increased by $1.5 million.
Other income increased by $0.4 million as compared to the prior year period. The increase is due to the gains on the disposition of our investment in the Korean REIT in 2009.
Mortgage and loan interest expense increased by $2.2 million as compared to the prior year period which by segment is an increase in the apartment portfolio of $1.8 million, a decrease in the commercial portfolio of $0.7 million, an increase in the land portfolio of $2.9 million and decrease in other portfolio of $1.8 million. Within the apartment portfolio the same properties decreased by $2.6 million, which was offset by an increase in the developed properties of $4.4 million. Within the commercial portfolio, the same properties decreased by $0.1 million and the acquired properties decreased by $0.6 million.
Earnings from unconsolidated subsidiaries and investees decreased by $3.0 million. There were no material amounts of equity pickup from investees in the current period.
Provision on impairment of notes receivable, investment in real estate partnerships, and real estate assets increased by $21.6 million as compared to the prior year period. Impairment was recorded as an additional loss in the investment portfolio of $18.0 million, impairment in land we currently hold and $8.8 million in land that was sold in the third quarter for a loss. As of September 30, 2009, properties were impaired to reflect reduced value. In the prior year period, we posted a $7.0 million reserve for certain investments within our portfolio.
The discontinued operations for the nine months ended September 30, 2009, consist of the sale of a shopping center and an office building and shopping center held for sale. In addition, we recognized the deferred gain on the sale of a building sold in 2002 in accordance with the requirements per SFAS No. 66. Discontinued operations for 2008 relates to 26 income producing properties consisting of 18 apartments, three commercial buildings and four hotels that were sold in 2008, and one commercial property sold and an office building and shopping center held for sale as of September 30, 2009. The gain on sale, taxes and net income fee to affiliates that are associated with the properties sold during the period presented are also included in discontinued operations.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. We invest in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2009	2008
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,542,096	$1,526,016
Real estate held for sale at cost, net of depreciation	5,375	8,018
Real estate subject to sales contracts at cost, net of depreciation	53,780	60,807
Less accumulated depreciation	(133,175)	(114,050)

Total real estate	1,468,076	1,480,791
Notes and interest receivable
Performing	56,125	42,413
Less allowance for estimated losses	(2,804)	(3,293)

Total notes and interest receivable	53,321	39,120
Cash and cash equivalents	1,983	5,983
Investments in securities	—	2,775
Investments in unconsolidated subsidiaries and investees	11,885	23,365
Other assets	83,118	88,033

Total assets	$1,618,383	$1,640,067

Liabilities and Shareholders’ Equity
Liabilities:

Notes and interest payable	$1,126,098	$1,100,852
Notes related to assets held-for-sale	4,646	4,191
Notes related to subject to sales contracts	62,021	62,972
Affiliate payables	35,723	62,367
Accounts payable and other liabilities	118,473	84,989

	1,346,961	1,315,371

Commitments and contingencies:
Shareholders’ equity:

Preferred Stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2009 and 2008 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2009 and 2008 respectively	1	1

Common Stock, $.01 par value, authorized 10,000,000 shares; issued and outstanding 8,113,669 for 2009 and 2008	81	81
Paid-in capital	262,688	263,290
Retained earnings	(9,021)	44,980
Accumulated other comprehensive income	—	2,575

Total Transcontinental Realty Investors, Inc. shareholders’ equity	253,749	310,927
Non-controlling interest	17,673	13,769

Total equity	271,422	324,696

Total liabilities and equity	$1,618,383	$1,640,067

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$40,503	$36,442	$115,418	$104,616

Expenses:
Property operating expenses	22,340	23,072	64,986	66,111
Depreciation and amortization	7,409	5,265	22,077	17,197
General and administrative	3,310	2,214	6,853	6,891
Advisory fee to affiliate	3,110	2,894	8,874	8,857

Total operating expenses	36,169	33,445	102,790	99,056

Operating income	4,334	2,997	12,628	5,560

Other income (expense):
Interest income	665	688	1,950	1,990
Other income	296	2,410	3,581	3,206
Mortgage and loan interest	(18,945)	(16,586)	(53,822)	(51,586)
Earnings from unconsolidated subsidiaries and investees	(53)	(1,863)	(353)	2,681
Litigation Settlement	(64)	—	681	—
Provision on impairment of notes receivable and real estate assets	—	—	(28,575)	(7,000)

Total other expenses	(18,101)	(15,351)	(76,538)	(50,709)

Loss before gain on land sales, non-controlling interest, and tax	(13,767)	(12,354)	(63,910)	(45,149)
Gain on land sales	—	696	6,296	4,551

Loss from continuing operations before tax	(13,767)	(11,658)	(57,614)	(40,598)
Income tax benefit	648	1,754	897	30,460

Net loss from continuing operations	(13,119)	(9,904)	(56,717)	(10,138)

Discontinued operations:

Income (loss) from discontinued operations	(53)	4,767	410	(13,189)
Gain on sale of real estate from discontinued operations	3,027	244	3,559	100,218
Income tax expense from discontinued operations	(1,041)	(1,754)	(1,389)	(30,460)

Net income (loss)	(11,186)	(6,647)	(54,137)	46,431

Less: net income (loss) attributable to non-controlling interest	(107)	—	136	—

Net income (loss) attributable to Transcontinental Realty Investors, Inc.	(11,293)	(6,647)	(54,001)	46,431

Preferred dividend requirement	(254)	(239)	(756)	(718)

Net income (loss) applicable to common shares	$(11,547)	$(6,886)	$(54,757)	$45,713

Earnings per share — basic
Loss from continuing operations	$(1.65)	$(1.25)	$(7.08)	$(1.34)
Discontinued operations	0.24	0.40	0.32	7.00

Net income (loss) applicable to common shares	$(1.41)	$(0.85)	$(6.76)	$5.66

Earnings per share — diluted
Loss from continuing operations	$(1.65)	$(1.25)	$(7.08)	$(1.34)
Discontinued operations	0.24	0.40	0.32	7.00

Net income (loss) applicable to common shares	$(1.41)	$(0.85)	$(6.76)	$5.66

Weighted average common share used in computing earnings per share	8,113,669	8,083,882	8,113,669	8,077,663
Weighted average common share used in computing diluted earnings per share	8,113,669	8,083,882	8,113,669	8,077,663

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(13,226)	$(9,904)	$(56,581)	$(10,138)
Income from discontinued operations	1,933	3,257	2,580	56,569

Net income (loss)	$(11,293)	$(6,647)	$(54,001)	$46,431